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                                                                      EXHIBIT 23

            Consent of Independent Registered Public Accounting Firm

The Board of Directors
ESCO Technologies Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-39737, 33-47916, 33-98112, 333-92945, 333-77887, 333-96309, 333-63930,
333-85268 and 333-117953) on Form S-8 of ESCO Technologies Inc. of our reports dated December 9, 2005, with respect to the consolidated balance sheets of ESCO Technologies Inc. and subsidiaries as of September 30, 2005 and 2004, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended September 30, 2005, management's assessment of the effectiveness of internal control over financial reporting as of September 30, 2005 and the effectiveness of internal control over financial reporting as of September 30, 2005, which reports appear in the Annual Report to Stockholders for fiscal year ended September 30, 2005, and is incorporated by reference in the September 30, 2005 annual report on Form 10-K of ESCO Technologies Inc., and with respect to the related consolidated financial statement schedule, which report appears in the September 30, 2005 annual report on Form 10-K of ESCO Technologies Inc.

Our reports refer to a change in accounting for consolidation of variable interest entities.

/s/ KPMG LLP
St. Louis, Missouri
December 9, 2005